EXHIBIT 21

SUBSIDIARIES OF PULTEGROUP, INC.
As of December 31, 2013

Company Name	Jurisdiction of Formation

Centex Construction of New Mexico, LLC	Delaware
Centex LLC	Nevada
Centex Homes	Nevada
Contractors Insurance Company of North America, Inc., a Risk Retention Group	Hawaii
Del Webb Communities, Inc.	Arizona
Del Webb Corporation	Delaware
Del Webb Texas Limited Partnership	Arizona
DiVosta Homes, L.P.	Delaware
North American Builders Indemnity Company	Hawaii
PN II, Inc.	Nevada
Pulte Home Corporation	Michigan
Pulte Homes of Indiana, LLC	Indiana
Pulte Homes of Minnesota LLC	Minnesota
Pulte Homes of New England LLC	Michigan
Pulte Homes of New Mexico, Inc.	Michigan
Pulte Homes of NJ, L.P.	Michigan
Pulte Homes of St. Louis, LLC	Nevada
Pulte Homes of Texas, L.P.	Texas
Pulte Land Company, LLC	Michigan
Pulte Mortgage LLC	Delaware
Pulte Realty Limited Partnership	Michigan

Certain subsidiaries have been omitted from this list. These subsidiaries, when considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary as defined in Rule 1-02(w) of Regulation S-X.